Contact:	Amedisys, Inc.
Gregory H. Browne
Chief Financial Officer
(225) 292-2031
gbrowne@amedisys.com

Noonan Russo
Investor Relations
Brian Ritchie
(212) 845-4269
brian.ritchie@eurorscg.com

AMEDISYS ANNOUNCES ACQUISITION OF SPECTRACARE HOME HEALTH SERVICES

BATON ROUGE, Louisiana (August 10, 2005) - Amedisys, Inc. (Nasdaq: "AMED" or the "Company"), one of America's leading home health nursing companies, today announced that it has closed on its acquisition of the home health assets of Louisville, Kentucky-based SpectraCare Home Health Services, Inc., including eight locations in Ohio, Indiana and the Certificate of Need (C.O.N.) states of Kentucky and Tennessee.

The agencies are expected to contribute approximately $17 million in annualized revenues and $0.05 to $0.07 cents to earnings in 2006, though the Company does not expect the acquisition to contribute materially to earnings in 2005.

"We are excited to further expand our presence in the key states of Indiana, Kentucky, and Tennessee, as well as gain a presence in Ohio," stated William F. Borne, Chief Executive Officer of Amedisys, Inc. "We continue to see a number of similar acquisition opportunities available, and maintain our intention to selectively acquire companies, especially within C.O.N. states, that fit our acquisition profile," concluded Mr. Borne.

The purchase price of this most recent acquisition included $13 million in cash, of which $2 million will be placed in escrow for up to two years, and $750,000 is contingent upon the achievement of certain milestones.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on The Nasdaq Stock Market under the symbol "AMED".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web

http://www.amedisys.com